Exhibit 4.4

CERTIFICATE OF CORPORATE DOMESTICATION OF DRAGONEER GROWTH OPPORTUNITIES CORP.

Pursuant to Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”)

Dragoneer Growth Opportunities Corp., presently a Cayman Islands exempted company limited by shares (the “Company”), DOES HEREBY CERTIFY:

1.     The Company was first incorporated on July 3, 2020 under the laws of the Cayman Islands.

2.     The name of the Company immediately prior to the filing of this Certificate of Corporate Domestication with the Secretary of State of the State of Delaware in accordance with Section 388 of the DGCL was Dragoneer Growth Opportunities Corp.

3.     The name of the Company as set forth in the Certificate of Incorporation being filed with the Secretary of State of the State of Delaware in accordance with Section 388(b) of the DGCL is “CCC Intelligent Solutions Holdings Inc.”

4.     The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the Company, or any other equivalent thereto under applicable law, immediately prior to the filing of this Certificate of Corporate Domestication in accordance with the provisions of Section 388 of the DGCL was the Cayman Islands.

5.     The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Company and the conduct of its business or by applicable non-Delaware law, as appropriate.

The corporate domestication of the Company shall be effective upon the filing of this Certificate of Corporate Domestication and the Certificate of Incorporation in accordance with Section 388 of the DGCL and with the Secretary of State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its duly authorized officer on this [●] day of [●], 2021.

DRAGONEER GROWTH OPPORTUNITIES
CORP., a Cayman Islands exempted company limited by shares

Name:	Pat Robertson
Title:	Chief Operating Officer